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                                     EXHIBIT 99.1

                                        [LOGO]

                                   WESTERN BANCORP

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PRESS RELEASE
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Western Bancorp  (NASDAQ: WEBC)
4100 Newport Place, Suite 900
Newport Beach, California  92660
Contacts:    Matthew P. Wagner   Arnold C. Hahn            Aubrey L. Austin
             President & Chief   Chief Financial Officer   President & Chief
             Executive Officer                             Executive Officer
                                                           Santa Monica Bank
Phone:       310/477-2401        714/863-2351              310/917-6200
Fax:         310/231-0321        714/757-5844              310/917-6573


FOR IMMEDIATE RELEASE

                        WESTERN BANCORP ANNOUNCES CLOSING OF
                            SANTA MONICA BANK ACQUISITION

January 27, 1998

Newport Beach, California ... On January 27, 1998, Western Bancorp consummated the acquisition of Santa Monica Bank through the merger of Santa Monica Bank with and into Western Bank, a wholly-owned subsidiary of Western Bancorp. The name of Western Bank has been changed to Santa Monica Bank. The acquisition will be accounted for as a purchase. As a result of this acquisition, approximately 4,972,000 shares of Western Bancorp Common Stock are being issued to certain holders of common stock of Santa Monica Bank and to certain private investors. Western Bancorp's two banking subsidiaries, Santa Monica Bank and Southern California Bank, together had over $2 billion in assets on a pro-forma basis, as of December 31, 1997.

Of the 7,084,244 shares of Santa Monica Bank outstanding at the time of the acquisition, approximately 57.3% elected to receive cash and approximately 42.7% will receive Western Bancorp stock. U.S. Stock Transfer Corporation, the exchange agent, is processing payments to former Santa Monica Bank shareholders who elected to receive cash and is sending a transmittal letter to the remaining Santa Monica Bank shareholders so that they may exchange their Santa Monica Bank stock certificates for Western Bancorp stock certificates.